As filed with the Securities and Exchange Commission on August 29, 2008

Registration No. 333-39387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CREDENCE SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	94-2878499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1421 California Circle

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

David G. Tacelli

Chief Executive Officer

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

(Name and address of agent for service)

(408) 635-4300

(Telephone Number, including area code, of agent for service)

Copy to:

Hal J. Leibowitz, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SHARES

The Registration Statement on Form S-3 (Registration No. 333-39387) (the “Registration Statement”) of Credence Systems Corporation, a Delaware corporation (“Credence”), pertaining to the registration of shares of common stock, par value $0.001 per share, issuable upon conversion of the Credence’s 5.25% convertible subordinated notes due 2002, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on November 4, 1997, and thereafter amended on December 23, 1997.

On August 29, 2008, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 20, 2008, by and among Credence, LTX Corporation and Zoo Merger Corporation, a wholly-owned subsidiary of LTX Corporation (“Zoo”), Zoo merged with and into Credence, and Credence became a wholly-owned subsidiary of LTX Corporation (the “Merger”). As a result, Credence has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by Credence in the Registration Statement, Credence hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of August, 2008.

CREDENCE SYSTEMS CORPORATION

By:	/s/ David G. Tacelli
David G. Tacelli President, Chief Executive Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ David G. Tacelli David G. Tacelli	Director, President, Chief Executive Officer and Treasurer (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 29, 2008